UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                         McNeil Real Estate Fund XX, LP
                    ---------------------------------------
                                (Name of Issuer)

                            Limited Partnership Units
                    ---------------------------------------
                         (Title of Class of Securities)

                                      None
                               ------------------
                                 (CUSIP Number)


                                December 15, 1997
     -------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [    ]     Rule 13d-1(b)

        [  X ]     Rule 13d-1(c)

        [    ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Accelerated High Yield Growth Fund I, Ltd.

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    250.4 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    250.4 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              PN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Accelerated High Yield Income Fund II, Ltd.

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    701.896 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    701.896 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              PN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Citadel Secondary Market Fund, L.P.

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)     X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    500 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    500 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              PN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Finova Capital Corporation

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    127.16 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    127.16 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              CO
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     MP Value Fund 4, LLC

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    10 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    10 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              OO
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     MP Value Fund 5, LLC

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    700 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    700 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              OO
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     MacKenzie Specified Income Fund, Ltd.

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    180 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    180 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              PN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     Moraga Gold, LLC

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    500 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    500 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              OO
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     MacKenzie Patterson, Inc.

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)      X
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   None
Person with
                    (6)  Shared Voting Power

                    2969.456 Limited Partnership Units

                    (7)  Sole Dispositive Power

                    None

                    (8)  Shared Dispositive Power

                    2969.456 Limited Partnership Units

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,969.456 Limited Partnership Units

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [ ]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------


11)  Percent of Class Represented
     by Amount in Row 9                                                  5.997%


--------------------------------------------------------------------------------

12)  Type of Reporting Person                                              CO
     (See Instructions)

--------------------------------------------------------------------------------

Item 1.
------

     (a) The name of issuer as to whose securities this statement relates is McNeil Real Estate Fund XX, LP (the "Issuer").

     (b) The address of the Issuer's principal place of business is 13760 Noel Road, Suite 600, LB70, Dallas, Texas 75240.


Item 2.
-------

     (a-e) Accelerated High Yield Growth Fund I, Ltd., Accelerated High Yield Income Fund II, Ltd., Citadel Secondary Market Fund, L.P., Finova Capital Corporation, MP Value Fund 4, LLC, MP Value Fund 5, LLC, MacKenzie Specified Income Fund, Ltd., Moraga Gold, LLC, MacKenzie Patterson, Inc. (the "Reporting Persons"), are advised or managed by MacKenzie Patterson, Inc., a California Corporation ("MPI") or its affiliates, and file this statement with respect to the Issuer's limited partnership units. MPI is the general partner of Accelerated High Yield Growth Fund I, Ltd.; Accelerated High Yield Income Fund II, Ltd.; and MacKenzie Specified Income Fund, Ltd. An affiliate of MPI is the investment adviser of Finova Capital Corporation and Citadel Secondary Market Fund, L.P. MPI is the manager of MP Value Fund 4, LLC and MP Value Fund 5, LLC, and an affiliate of MPI, Moraga Partners, Inc., is the manager of Moraga Gold, LLC. MPI and its affiliates act for these entities only in the exercise of the duties of their respective offices for each entity. C.E. Patterson and Berniece Patterson, husband and wife are the controlling shareholders of MPI, and each of them is a United States citizen. The principal business address of MPI and the Reporting Persons is 1640 School Street, Moraga, California, 94556. The
Reporting Persons acquired the subject securities in the ordinary course of their business of securities investment and not with the purpose or effect of changing or influencing control of the issuer or in connection with or as a participant in any transaction having that purpose or effect. The reporting persons are not aware of any CUSIP number for the Issuer.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
------   (c) check whether the person filing is a:

         (a-j) Not applicable.

Item 4.  Ownership.
------   ---------

         (a-c) The Reporting Persons will have voting and disposition power as follows:

Reporting Person                                  Number of Units
----------------                                  ---------------

Accelerated High Yield Growth Fund I, Ltd.             250.4
Accelerated High Yield Income Fund II, Ltd.            701.896
Citadel Secondary Market Fund, L.P.                    500
Finova Capital Corporation                             127.16
MP Value Fund 4, LLC                                    10
MP Value Fund 5, LLC                                   700
MacKenzie Specified Income Fund, Ltd.                  180
Moraga Gold, LLC                                       500
MacKenzie Patterson, Inc.                            2,969.456


     In each case other than MPI itself, MPI or a commonly controlled affiliate will share voting and dispositon power as general partner, manager or investment advisor with the equity owners of the Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Not applicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

     The subject shares are all owned by the Reporting Persons other than MPI on behalf of their respective equity owners. No person's interest in any Reporting Person represents ownership of in excess of 5% of the class outstanding. None of the Reporting Persons' equity owners has any direct ownership or control of the subject securities. MacKenzie Patterson, Inc. controls each of the Reporting Persons in accordance with their organizational agreements, and manages the Reporting Persons in consideration of certain management fees.


Item 7.  Identification and Classification of the Subsidiary Which
------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Not applicable.


Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

          Not applicable.


Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Not applicable.


Item 10.  Certification.
-------   -------------

     By signing below, the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.


Date:  September 15, 1999


ACCELERATED HIGH YIELD GROWTH FUND I, LTD.

By MacKenzie Patterson, Inc.
   General Partner

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President

ACCELERATED HIGH YIELD INCOME FUND II, LTD.

By MacKenzie Patterson, Inc.
   General Partner

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President


MP VALUE FUND 4, LLC

By MacKenzie Patterson, Inc.
   Manager

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President

MP VALUE FUND 5, LLC

By MacKenzie Patterson, Inc.
   General Partner

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President

MACKENZIE SPECIFIED INCOME FUND, LTD.

By MacKenzie Patterson, Inc.
   General Partner

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President


MACKENZIE PATTERSON, INC.

By:  /s/ CHRISTINE SIMPSON
     Christine Simpson, Vice President


MORAGA GOLD, LLC

By Moraga Partners, Inc.
   Manager

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President


CITADEL SECONDARY MARKET FUND, L.P.

By Patterson Financial Services, Inc.
   Investment Adviser

          By:  /s/ CHRISTINE SIMPSON
               Christine Simpson, Vice President

FINOVA CAPITAL CORPORATION


By:  /s/ JAMES V. O'NEIL
     James V. O'Neil, Assistant Vice President